Exhibit 10.2

ABBVIE INC.
PERFORMANCE SHARE AWARD AGREEMENT
On this «Grant_Day» day of «Grant_Month», 2019 (the “Grant Date”), AbbVie Inc. (the “Company”) hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a Performance Share Award (the “Award”) of «NoShares12345» performance share units (the “Units”). The actual number of shares of Company common stock (the “Shares”) that may be issued under this Award will be determined in accordance with this Agreement by reference to the number of Units set forth above.
The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, applicable Company policies, and the terms and conditions set forth in this Agreement. In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the provisions of the Program shall control.
The terms and conditions of the Award are as follows:

1.	Definitions. To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.
(a)    Agreement: This Performance Share Award Agreement.

(b)	Cause: Unless otherwise defined in the Employee’s Change in Control Agreement, cause shall mean the following, as determined by the Company in its sole discretion:

(i)	material breach by the Employee of the terms and conditions of the Employee’s employment, including, but not limited to:

(A)	material breach by the Employee of the Code of Business Conduct;

(B)	material breach by the Employee of the Employee’s Employee Agreement or employment contract, if any;

(C)	commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(D)	wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(E)	failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(ii)
to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

(c)	Change in Control Agreement: An agreement regarding Change in Control in effect between the Company (or the Surviving Entity) and the Employee.

(d)	Code of Business Conduct: The Company’s Code of Business Conduct, as amended from time to time.

Performance Share Award (2019)

(e)	Controlled Group: AbbVie Inc. and any corporation, partnership and proprietorship under common control (as defined under the aggregation rules of Code Section 414 (b), (c), or (m)) with AbbVie Inc.

(f)
Data: Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, email address, date of birth, social security, passport or other identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(g)
Disability: Sickness or accidental bodily injury, directly and independently of all other causes, that disables the Employee so that the Employee is completely prevented from performing all the duties of his or her occupation or employment.

(h)	Employee Agreement: The Employee Agreement entered into by and between the Company or a Subsidiary and the Employee as it may be amended from time to time.

(i)	Employee’s Representative: The Employee’s legal guardian or other legal representative.

(j)
Good Reason: Unless otherwise defined in the Employee’s Change in Control Agreement, good reason shall mean the occurrence of any of the following circumstances without the Employee’s express written consent:

(i)
a significant adverse change in the nature, scope or status of the Employee’s position, authorities or duties from those in effect immediately prior to the Change in Control, including, without limitation, if the Employee was, immediately prior to the Change in Control, an officer of a public company, the Employee ceasing to be an officer of a public company;

(ii)
the failure by the Company or a Subsidiary to pay the Employee any portion of the Employee’s current compensation, or to pay the Employee any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

(iii)
a reduction in the Employee’s annual base salary (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv)
the failure by the Company or a Subsidiary to award the Employee an annual bonus in any year which is at least equal to the annual bonus awarded to the Employee under the annual bonus plan of the Company or Subsidiary for the year immediately preceding the year of the Change in Control;

(v)
the failure by the Company to award the Employee equity-based incentive compensation (such as stock options, shares of restricted stock, restricted stock units, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi)
the failure by the Company or a Subsidiary to continue to provide the Employee with the welfare benefits, fringe benefits and perquisites enjoyed by the Employee immediately prior to the Change in Control under any of the Company’s or Subsidiary’s plans or policies, including, but not limited to, those plans and policies providing pension, life insurance, medical, health and accident, disability and vacation;

Performance Share Award (2019)

(vii)	the relocation of the Employee’s base office to a location that is more than 35 miles from the Employee’s base office immediately prior to the Change in Control; or

(viii)	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement as contemplated in Section 5.

(k)	Performance Determination Date: The date on which the Committee determines whether or to what extent the Performance Vesting Requirements have been achieved.

(l)	Performance Period: The period(s) specified in the attached Schedule, over which achievement of the Performance Vesting Requirements is to be measured.

(m)
Performance Shares: The maximum number of Shares the Employee may receive under this Award based on the extent to which the Performance Vesting Requirements are achieved. In no event will the number of Performance Shares exceed 250% of the number of Units set forth in the first paragraph of this Agreement.

(n)	Performance Vesting Requirements: The performance goals described in the attached Schedule, which must be achieved for Units to vest and the corresponding Shares to be delivered under this Award.

(o)	Program: The AbbVie 2013 Incentive Stock Program.

(p)	Retirement:

(i)	Except as provided under (ii) or (iii) below, Retirement means either of the following:

•	age 55 with 10 years of service; or

•	age 65 with at least three years of service.

(ii)
For Employees who (A) are not covered by (iii) below and (B) transferred to the Company directly from Abbott Laboratories either as a result of the Company’s spin-off from Abbott Laboratories or during the period from January 1, 2013 through June 30, 2015 with the consent of each company’s head of human resources and were hired into the Abbott Laboratories controlled group prior to January 1, 2004, Retirement means any of the following:

•	age 50 with 10 years of service;

•	age 65 with at least three years of service; or

•	age 55 with an age and service combination of 70 points, where each year of age is one point and each year of service is one point.

(iii)	For participants in the AbbVie Pension Plan for Former BASF and Former Solvay Employees, Retirement means either of the following:

•	age 55 with 10 years of service; or

•	age 65 with at least three years of service.

(iv)
For purposes of calculating service under this Section 1(p), except as otherwise provided by the Committee or its delegate: (A) service is earned only if performed for a member of the Controlled Group while that Controlled Group member is a part of the Controlled Group; and (B) for Employees who transferred to the Company directly from Abbott Laboratories during the period from January 1, 2013 through June 30, 2015 either as a result of the

Performance Share Award (2019)

Company’s spin-off from Abbott Laboratories or with the consent of each company’s head of human resources, service includes service with Abbott Laboratories that is counted for benefit calculation purposes under the AbbVie Pension Plan, the AbbVie Pension Plan for Former BASF and Former Solvay Employees, or another Company-sponsored pension plan, as applicable.

(q)
Termination: A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries. Any Termination shall be effective on the last day the Employee performs services for or on behalf of the Company or its Subsidiary, and employment shall not be extended by any statutory or common law notice of termination period.

2.
Delivery Dates and Shareholder Rights. The delivery dates for Shares issuable with respect to the Units are the respective dates on which the Shares are distributable to the Employee if the Units vest pursuant to Section 4 below (each a “Delivery Date”). Prior to the Delivery Date(s):

(a)
the Employee shall not be treated as a shareholder as to any Shares issuable under the Agreement, and shall have only a contractual right to receive Shares, unsecured by any assets of the Company or its Subsidiaries;

(b)	the Employee shall not be permitted to vote any Shares issuable under the Agreement; and

(c)	the Employee’s right to receive such Shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Program.
Subject to the requirements of local law, if any dividend or other distribution is declared and paid on Shares (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) while any of the Units remain subject to this Award (meaning that any of the Shares into which Units would be converted are not otherwise issued and outstanding for purposes of the entitlement to the dividend or distribution), then a book account will be maintained for the Employee and credited with a phantom dividend that is equivalent to the actual dividend or distribution that would have been paid on the total number of Performance Shares that may be distributed under this Award if that number of Shares had been issued and outstanding and entitled to the dividend or distribution. As any Units vest under this Award, the phantom dividends credited to the book account that are attributable to the Shares issuable with respect to such Units will vest and be distributed to the Employee (in the form in which the actual dividend or distribution was paid to shareholders or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the Shares resulting from the Unit vesting. Any such distribution is subject to the Company’s collection of withholding taxes applicable to the distribution.
If fewer than all of the Performance Shares are earned as a result of the application of the vesting requirements or the forfeiture provisions of this Agreement or the Program, then the phantom dividends attributable to the unearned Shares will be cancelled and the Employee will cease to have any right or entitlement to receive any distribution or other amount with respect to such cancelled phantom dividends.
No phantom dividends will be paid or payable to or for the benefit of the Employee with respect to dividends or distributions for which the record date occurs on or after the date the Employee has forfeited the Units, or the date on which vested Units have been settled in Shares. For purposes of compliance with the requirements of Code Section 409A, to the extent applicable, the specified date for payment of any phantom dividend to which the Employee is entitled under this Section 2 is the calendar year in which the corresponding

Performance Share Award (2019)

Shares vest and are distributed to the Employee. The Employee has no right to determine the year in which phantom dividends will be paid.

3.
Restrictions. The Units (encompassing all of the Performance Shares) are subject to the forfeiture provisions in Sections 6 and 7 below. Shares are not earned and may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of (collectively, the “Restrictions”) until an event or combination of events described in subsections 4(a), (b), (c) or (d) or Section 5 occurs.

4.
Vesting. The number of Shares that become issuable under this Award, as set forth in this Section 4 and subject to the provisions of Sections 5, 6 and 7 below, will be calculated based on the extent to which the Performance Vesting Requirements described in the attached Schedule are achieved. The Committee may equitably adjust the Performance Vesting Requirements described in the attached Schedule in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence or related to the acquisition or disposal of a business or assets or related to a change in accounting principles.

(a)
Performance. If the Employee remains employed with the Company or its Subsidiaries as of the vesting date and has not experienced a Termination that triggers forfeiture, then the Units may be earned as described in the Schedule. The number of Shares deliverable as a result of Units being earned shall be determined in accordance with the Schedule. The Delivery Date for the Shares to be delivered as a result of Units being earned under this subsection (a) shall be no later than 75 days after the date of the applicable vesting event.

(b)	Retirement. In the event of the Employee’s Termination due to Retirement, the Award will remain in effect and any Units not previously vested may vest as set forth in subsection 4(a) above.

(c)
Death. In the event of the Employee’s Termination due to death, any Units not previously vested will vest and be settled (for the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution) in the form of Shares as soon as administratively possible after, and effective as of, the date of death. The extent to which the Units vest, and the number of Shares to be delivered as a result, will be determined based on the greater of (A) performance through the date of Termination measured against the Performance Vesting Requirements set forth in the Schedule using, as applicable, adjusted earnings per share calculated through the most recent quarterly earnings release preceding or coinciding with the date of Termination and relative Total Shareholder Return (TSR) calculated as of the date of Termination, and (B) the target vesting level for the Award.

(d)
Disability. In the event of the Employee’s Termination due to Disability, any Units not previously vested will vest and be settled in the form of Shares as soon as administratively possible after, and effective as of, the date of Termination due to Disability. The extent to which the Units vest, and the number of Shares to be delivered as a result, will be determined based on the greater of (A) performance through the date of Termination measured against the Performance Vesting Requirements set forth in the Schedule using, as applicable, adjusted earnings per share calculated through the most recent quarterly earnings release preceding or coinciding with the date of Termination and relative TSR calculated as of the date of Termination, and (B) the target vesting level for the Award.

Performance Share Award (2019)

5.
Change in Control. In the event of a Change in Control, the entity surviving such Change in Control or the ultimate parent thereof (referred to herein as the “Surviving Entity”) may assume, convert or replace this Award with an award of at least equal value and terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. If the Surviving Entity does not assume, convert or replace this Award, the Units will vest on the date of the Change in Control, as described below.

If the Surviving Entity does assume, convert or replace this Award, then in the event the Employee’s Termination (a) occurs within the time period beginning six months immediately before a Change in Control and ending two years immediately following such Change in Control, and (b) was initiated by the Company (or the Surviving Entity) for a reason other than Cause or was initiated by the Employee for Good Reason, the Units will vest on the later of the date of the Change in Control and the date of the Employee’s Termination (referred to herein as the “Applicable Vesting Date”).
The extent to which the Units vest, and the number of Shares to be delivered as a result, will be determined based on the greatest of (A) performance through the date of the Change in Control measured against the Performance Vesting Requirements set forth in the Schedule using the most recent earnings information released before or on the date of the Change in Control and relative TSR calculated immediately before the Change in Control; (B) performance through the date of the Termination measured against the Performance Vesting Requirements set forth in the Schedule using the most recent earnings information released before or on the date of the Termination and relative TSR calculated as of the date of Termination; and (C) the target vesting level for the Award.
The provisions of this Section 5 supersede Section 13(a)(iii), (iv) and (v) of the Program.

6.
Effect of Certain Bad Acts. Any Units not previously settled will be cancelled and forfeited immediately if the Employee engages in activity that constitutes Cause, as determined in the sole opinion and discretion of the Committee or its delegate, whether or not the Employee experiences a Termination or remains employed with the Company or a Subsidiary.

7.
Forfeiture of Units. In the event of the Employee’s Termination for any reason other than those set forth in subsections 4(b), (c) or (d) or Section 5, any Units that have not vested as of the date of Termination will be forfeited without consideration to the Employee or the Employee’s Representative. In the event that the Employee is terminated by the Company other than for Cause and in a situation not covered by Section 5, the Company may, in its sole discretion, cause some or all of the Units to remain in effect and subject to vesting in accordance with the provisions of subsection 4(a), in which case such Units will be settled in the form of Shares on the Delivery Date(s) set forth in subsection 4(a) above as if the Employee had remained employed on such dates. In accepting this Award, the Employee acknowledges that in the event of Termination (whether or not in breach of local labor laws), the Employee’s right to vest in the Units, if any, will cease and will not be extended by any notice period mandated under local law (e.g., active employment does not include a period of “garden leave” or similar period pursuant to local law) and that the Company shall have the exclusive discretion to determine when Termination occurs.

8.
Withholding Taxes. To the extent permitted under applicable law and by the Company, the Employee may satisfy any U.S. or non-U.S. federal, state, local or other applicable taxes arising from the grant of the Award, the vesting of Units or the delivery of Shares pursuant to this Agreement by:

(a)	tendering a cash payment;

Performance Share Award (2019)

(b)	having the Company withhold Shares from the Shares to be delivered to satisfy the applicable withholding tax;

(c)	tendering Shares received in connection with the Award back to the Company; or

(d)	delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.
The Company shall have the right and is hereby authorized to withhold from the Shares deliverable to the Employee pursuant to this Agreement or (to the extent permitted by applicable law, including without limitation Code Section 409A) from any other compensation or other amount owing to the Employee, such amount as may be necessary in the opinion of the Company to satisfy all such taxes, requirements and withholding obligations. If the Company withholds for tax purposes from the Shares otherwise to be delivered to the Employee, the Employee is deemed to have been issued the full number of Shares underlying the Award, subject to the vesting requirements set forth in this Agreement.
Notwithstanding the foregoing, if the Employee is subject to Section 16(b) of the Exchange Act, the Company will withhold using the method described in subsection 8(b) above unless the use of such withholding method is problematic under applicable laws or has materially adverse accounting consequences, in which case the Committee shall determine which of the other methods described in this Section 8 or in the Program shall be used to satisfy the applicable withholding obligations.

9.	No Right to Continued Employment. This Agreement and the Employee’s participation in the Program do not and shall not be interpreted to:

(a)	form an employment contract or relationship with the Company or its Subsidiaries;

(b)	confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)	interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

10.	Nature of Grant. In accepting this Award, the Employee acknowledges and agrees that:

(a)	the Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)
this Award is a one-time benefit and does not create any contractual or other right to receive future grants of Units, benefits in lieu of Units, or other Program Benefits in the future, even if Units have been granted repeatedly in the past;

(c)	all decisions with respect to future Unit grants, if any, and their terms and conditions, will be made by the Company, in its sole discretion;

(d)	nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee;

(e)	the Employee is voluntarily participating in the Program;

(f)	the Units and Shares subject to the Units are:

Performance Share Award (2019)

(i)
extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries, and are outside the scope of the Employee’s employment contract, if any;

(ii)	not intended to replace any pension rights or compensation;

(iii)
not part of the Employee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments and in no event should they be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries;

(g)	the future value of the Shares underlying the Units is unknown and cannot be predicted with certainty;

(h)
in consideration of the Award, no claim or entitlement to compensation or damages shall arise from the Units resulting from Termination (for any reason whatsoever) and the Employee irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if any such claim is found by a court of competent jurisdiction to have arisen, then, by signing or electronically accepting this Agreement, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim;

(i)	the Units and the Benefits under the Program, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(j)
neither the Company nor any of its Subsidiaries shall be liable for any change in value of the Units, the amount realized upon settlement of the Units or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the Units, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

11.	Data Privacy.

(a)
Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program. The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program. As such (where required under applicable law), the Employee:

(i)	voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)
authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)
Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program. Data processing will take place through electronic and non-electronic means according

Performance Share Award (2019)

to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)
The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program. These recipients may be located throughout the world.

(d)	The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)	obtain confirmation as to the existence of the Data;

(ii)	verify the content, origin and accuracy of the Data;

(iii)	request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)
oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

(e)
Upon request of the Company or the Subsidiary that employs the Employee, the Employee agrees to provide an executed data privacy consent form (or any other agreement or consent that may be required by the Company and/or the Subsidiary that employs the Employee) to the Company and/or the Subsidiary that employs the Employee that the Company and/or the Subsidiary that employs the Employee may deem necessary to obtain from the Employee for the purpose of administering his or her participation in the Program in compliance with the data privacy laws in the Employee’s country, either now or in the future. The Employee understands and agrees that he or she will not be able to participate in the Program if the Employee fails to provide any such requested consent or agreement.

12.
Form of Payment. The Company may, in its sole discretion, settle the Employee’s Units in the form of a cash payment to the extent settlement in Shares: (a) is prohibited under local law; (b) would require the Employee, the Company and/or its Subsidiaries to obtain the approval of any governmental and/or regulatory body in the Employee’s country; (c) would result in adverse tax consequences for the Employee or the Company; or (d) is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle the Employee’s Units in the form of Shares but require the Employee to sell such Shares immediately or within a specified period of time following the Employee’s Termination (in which case, this Agreement shall give the Company the authority to issue sales instructions on the Employee’s behalf).

Performance Share Award (2019)

13.
Private Placement. This Award is not intended to be a public offering of securities in the Employee’s country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this Award is not subject to the supervision of the local securities authorities.

14.	Exchange Controls. As a condition to this Award, the Employee agrees to comply with any applicable foreign exchange rules and regulations.

15.	Compliance with Applicable Laws and Regulations.

(a)
The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

(b)
Regardless of any action the Company or its Subsidiaries take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Employee’s participation in the Program and legally applicable to the Employee or deemed by the Company or its Subsidiaries to be an appropriate charge to the Employee even if technically due by the Company or its Subsidiaries (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiaries, if any. The Employee further acknowledges that the Company and/or its Subsidiaries: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the issuance of Shares upon payment of the Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. If the Employee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Employee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. If the Employee relocates to another country, the Company may establish special or alternative terms and conditions as necessary or advisable to comply with local laws, rules or regulations, to facilitate the operation and administration of the Award and the Program and/or to accommodate the Employee’s relocation.

(c)
The Employee acknowledges that, depending on the Employee’s or the broker’s country of residence or where the Shares are listed, the Employee may be subject to insider trading restrictions and/or market abuse laws which may affect his or her ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Units) or rights linked to the value of Shares during such times the Employee is considered to have “inside information” regarding the Company as defined in the laws or regulations in his or her country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Employee placed before he or she possessed inside information. Furthermore, the Employee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Employee understands that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from

Performance Share Award (2019)

and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee acknowledges that it is the Employee’s responsibility to comply with any restrictions and the Employee is advised to speak to his or her personal legal advisor on this matter.

16.
Code Section 409A. Payments made pursuant to this Agreement are intended to be exempt from or otherwise to comply with the provisions of Code Section 409A to the extent applicable. The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that any payments under this Agreement are subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, the Employee shall not be deemed to have had a Termination unless the Employee has incurred a “separation from service” as defined in Treasury Regulation §1.409A-1(h), and amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination (including Retirement) shall instead be paid on the first business day after the date that is six months following the Employee’s Termination (or upon the Employee’s death, if earlier). For purposes of Code Section 409A, to the extent applicable: (a) all payments provided hereunder shall be treated as a right to a series of separate payments and each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment; (b) except as otherwise provided in Section 13(a) of the Program, upon the lapse of Restrictions pursuant to Section 5 of this Agreement, any Units not previously settled on a Delivery Date shall be settled as soon as administratively possible after, and effective as of, the date of the Change in Control or the date of the Employee’s Termination (as applicable); and (c) the term “as soon as administratively possible” means a period of time that is within 60 days after the Termination or Change in Control (as applicable).
Although this Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the payments provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisors shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

17.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Award, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

18.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Program, on the Units and on any Shares acquired under the Program, to the extent the Company or any Subsidiary determines it is necessary or advisable to comply with local laws, rules

Performance Share Award (2019)

and/or regulations or to facilitate the operation and administration of the Units and the Program, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Employee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Employee’s country. In addition, the Employee agrees to take any and all actions as may be required to comply with the Employee’s personal obligations under local laws, rules and regulations in the Employee’s country.

19.
Determinations. Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

20.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.
Addendum. This Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Employee’s country or jurisdiction. Moreover, if the Employee relocates to one of the countries or jurisdictions included in the Addendum, the special terms and conditions for such country or jurisdiction will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or facilitate the operation and administration of the Units and the Program (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s relocation). The Addendum constitutes part of this Agreement.

22.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

23.
Entire Agreement. This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award. Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed or clarified by the parties, except in a writing specifying the modification, change or clarification signed by a duly authorized Company officer.

24.
Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

Performance Share Award (2019)

25.
Language. If the Employee has received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any state’s conflict of laws principles.
*    *    *
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf.
ABBVIE INC.

By

Title

EMPLOYEE

By: SIGNED BY ELECTRONIC SIGNATURE

BY ELECTRONICALLY ACCEPTING THE AWARD, THE EMPLOYEE AGREES THAT (1) SUCH ACCEPTANCE CONSTITUTES THE EMPLOYEE’S ELECTRONIC SIGNATURE IN EXECUTION OF THIS AGREEMENT; (2) THE EMPLOYEE AGREES TO BE BOUND BY THE PROVISIONS OF THE PROGRAM, THE AGREEMENT AND THE ADDENDUM; (3) THE EMPLOYEE HAS REVIEWED THE PROGRAM, THE AGREEMENT AND THE ADDENDUM IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PROGRAM, THE AGREEMENT AND THE ADDENDUM; (4) THE EMPLOYEE HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PROGRAM; AND (5) THE EMPLOYEE HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE OR ITS DULY AUTHORIZED DELEGATE ON ANY QUESTIONS ARISING UNDER THE PROGRAM, THE AGREEMENT AND THE ADDENDUM.

Performance Share Award (2019)

SCHEDULE

PERFORMANCE PERIODS AND PERFORMANCE VESTING REQUIREMENTS

Any capitalized term used but not defined in this Schedule has the meaning set forth in the Agreement or the Program. This Schedule is subject to, and is to be interpreted in combination with, all of the terms and conditions of the Agreement and the Program.

Vesting Steps and Performance Periods

The Award is subject to vesting in two steps as summarized below. Step 1 is based on the Company’s adjusted earnings per share (“EPS”) performance for the designated Performance Period and Step 2 is based on the Company’s relative total shareholder return (“TSR”) for the designated Performance Period, as described in the Agreement and the Performance Vesting Requirements section below. The vesting steps and corresponding Performance Periods are as follows:

Vesting Step	Performance Period
Step 1	January 1-December 31, 2019
Step 2	January 1, 2019-December 31, 2021

Performance Vesting Requirements
Step 1

Step 1 is based on the Company’s EPS performance for 2019. Within sixty-five (65) days after the end of the Step 1 Performance Period, the Committee will determine the Company’s EPS for that Performance Period. For purposes of determining such Performance Period EPS results, EPS means non-GAAP EPS disclosed in the Company’s annual earnings release for the year ended December 31, 2019.

The Company’s EPS performance for the Step 1 Performance Period determines the adjustment percentage for Step 1, such that:

a.	EPS of $8.85 results in an adjustment of 200%;

b.	EPS of $8.70 results in an adjustment of 100%;

c.	EPS of $8.65 results in an adjustment of 50%; and

d.	EPS below $8.65 results in an adjustment of 0%.

The adjustment percentages for EPS performance between $8.65 and $8.70 and between $8.70 and $8.85 will be interpolated based on the parameters listed above. The adjustment percentage derived from the EPS performance determination will be multiplied by the number of Units, yielding an adjusted number of Units (the “Adjusted Units”) that will be used in Step 2 below to determine the number of Shares deliverable under the Agreement.

Step 2

Step 2 is based on the Company’s TSR for 2019-2021 relative to the TSR for the same period of the companies (other than the Company) that were constituents of either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index on January 1, 2019 and on the last day of the Step 2 Performance Period (the

Sched-1
Performance Share Award (2019)

“Index Companies”). Within sixty-five (65) days after the end of the Step 2 Performance Period, the Committee will determine performance against the Step 2 Performance Vesting Requirement.

The Committee will determine the Company’s 2019-2021 TSR relative to the 2019-2021 TSR of the Index Companies. For the purposes of determining TSR, for each company the beginning stock price will be the closing stock price on December 31, 2018 and the ending stock price will be the closing stock price on December 31, 2021. The TSR results of the individual Index Companies will be indexed by market capitalization.

The Company’s TSR compared to the Index Companies TSR for the Performance Period determines the adjustment percentage to be applied to the Adjusted Units, such that:

a.	Company TSR more than 15 points above the index results in an adjustment of +25%;

b.	Company TSR more than 10 points above the index results in an adjustment of +20%;

c.	Company TSR more than 5 points above the index results in an adjustment of +15%;

d.	Company TSR more than 5 points below the index results in an adjustment of -15%; and

e.	Company TSR more than 15 points below the index results in an adjustment of -25%.

The adjustment percentage derived from the index comparison will be multiplied by the number of Adjusted Units, yielding the number of Shares deliverable under the Agreement as a result of the application of the Performance Vesting Requirements.

Sched-2
Performance Share Award (2019)

ADDENDUM
In addition to the terms and conditions set forth in the Agreement, the Award is subject to the following terms and conditions. If the Employee is employed in a country or jurisdiction identified in this Addendum, the additional terms and conditions for such country or jurisdiction will apply. If the Employee relocates to one of the countries or jurisdictions identified in this Addendum, the special terms and conditions for such country or jurisdiction will apply to the Employee, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Units and the Program (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s relocation).

All defined terms contained in this Addendum shall have the same meaning as set forth in the Program.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”)
Data Privacy. The following provision replaces Section 11 of the Agreement in its entirety:
Pursuant to applicable personal data protection laws, the Employee is hereby notified of the following in relation to the Employee’s Personal Data (defined below) and the collection, processing and transfer in electronic or other form of such Personal Data in relation to the administration of the Program. The collection, processing and transfer of Personal Data is necessary for the legitimate purpose of the administration of the Program by the Company and the Subsidiary that employs the Employee and the Employee’s participation in the Program, and the Employee’s denial and/or objection to the collection, processing and transfer of Personal Data may affect his or her participation in the Program. As such, by participating in the Program, the Employee acknowledges the collection, use, processing and transfer of Personal Data as described herein.
The Employee understands that the Company and the Subsidiary that employs the Employee may hold certain personally identifiable information about the Employee, specifically his or her name, home address, email address and telephone number, date of birth, social security, passport or other identification number (resident registration number), salary, nationality, job title, any Shares or directorships held in the Company or its Subsidiaries, details of all entitlements to Shares (or cash) granted, awarded, canceled, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program (“Personal Data”). The Personal Data may be provided by the Employee or collected, where lawful, from third parties. The Company or the Subsidiary that employs the Employee each act as controllers of the Personal Data and will process the Personal Data in this context for the exclusive legitimate purpose of implementing, administering and managing the Employee’s participation in the Program and meeting related legal obligations associated with these actions.
The processing will take place through electronic and non-electronic means according to logics and procedures correlated to the purposes for which the Personal Data was collected and with confidentiality and security provisions as set forth by applicable laws and regulations. Personal Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and other aspects of the employment relationship and for the Employee’s participation in the Program.
The Company and the Subsidiary that employs the Employee will transfer Personal Data amongst themselves and their affiliates as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee may each further transfer Personal Data to third parties assisting the Company or the Subsidiary that employs the Employer in the implementation, administration and management of the Program, including E*TRADE Financial Corporate Services Inc. and its affiliates (“E*TRADE”) or any successor or other third party that the Company, the Subsidiary that employs the Employee or E*TRADE (or its successor) may engage to assist with the administration of the Program from time to time. These recipients may be located in the EEA, or elsewhere throughout the world, such as the United States. By participating in the Program, the Employee understand that these recipients may receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Personal Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker

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Performance Share Award (2019)

or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program. The Employee further understand that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Employee’s local Human Resources manager or AbbVie’s Human Resources Department. When transferring Personal Data to these potential recipients, the Company and the Subsidiary that employs the Employee may provide appropriate safeguards in accordance with EU Standard Contractual Clauses, or other legally binding and permissible arrangements. The Employee may request a copy of such safeguards from the Employee’s local Human Resources manager or AbbVie’s Human Resources Department.
To the extent provided by law, the Employee may, at any time, have the right to request: access to Personal Data, rectification of Personal Data, erasure of Personal Data, restriction of processing of Personal Data, and portability of Personal Data. The Employee may also have the right to object, on grounds related to a particular situation, to the processing of Personal Data, in any case without cost, by contacting in writing the Employee’s local Human Resources manager or AbbVie’s Human Resources Department. The Employee understands, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to grant the Units or other equity awards or administer or maintain such awards.
When the Company and the Subsidiary that employs the Employee no longer need to use Personal Data for the purposes above or do not need to retain it for compliance with any legal or regulatory purpose, each will take reasonable steps to remove Personal Data from their systems and/or records containing the Personal Data and/or take steps to properly anonymize it so that the Employee can no longer be identified from it.
ALGERIA
Settlement in Cash.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, pursuant to Section 12 of the Agreement, the Units will be settled in the form of a cash payment, except as otherwise determined by the Company.

AUSTRALIA
1.    Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Program, the Employee will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Program if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

2.    Australian Offer Document. In addition to the Agreement and the Program, the Employee must review the Australian Offer Document for additional important information pertaining to the Award. This document can be accessed via the E*TRADE website at https://us.etrade.com/stock-plans. By accepting the Award, the Employee acknowledges and confirms that the Employee has reviewed the Australian Offer Document.

3.    Tax Information. The Program is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

BAHRAIN
Securities Notification. This Agreement does not constitute advertising or an offering of securities in Bahrain, nor does it constitute an allotment of securities in Bahrain. Any Shares issued pursuant to the Units under the Program shall be deposited into a brokerage account in the United States. In no event will Shares be issued or delivered in Bahrain. The issuance of Shares pursuant to the Units described herein has not and will not be registered in Bahrain and hence, the Shares described herein may not be admitted or used for offering, placement or public circulation in Bahrain. Accordingly, the Employee may not make any public advertising or announcements regarding the Units or Shares in Bahrain, promote these Shares to legal entities or individuals in Bahrain, or sell Shares directly to other legal entities or individuals in Bahrain. The Employee acknowledges and agrees that Shares may only be sold outside of Bahrain and on a stock exchange on which AbbVie is traded.

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Performance Share Award (2019)

BRAZIL
Labor Law Acknowledgment. The Employee agrees, for all legal purposes, (i) the Benefits provided under the Agreement and the Program are the result of commercial transactions unrelated to the Employee’s employment; (ii) the Agreement and the Program are not a part of the terms and conditions of the Employee’s employment; and (iii) the income from the Units, if any, is not part of the Employee’s remuneration from employment.

CANADA
1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Program, the Employee’s Award shall be settled only in Shares (and may not be settled in cash).

2.    Resale Restriction. The Employee is permitted to sell Shares acquired upon settlement of the Units through the designated broker appointed under the Program, provided the resale of Shares acquired under the Program takes place outside of Canada through the facilities of the stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.

3.    English Language. The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

4.    Data Privacy. The following provision supplements Section 11 of the Agreement:

The Employee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operations of the Program. The Employee further authorizes the Company and any of its Subsidiaries to disclose and discuss the Program with their advisors. The Employee further authorizes the Company and any of its Subsidiaries to record such information and to keep such information in the Employee’s employee file.

CHILE
Private Placement. The following provision shall replace Section 13 of the Agreement:

The grant of the Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	The starting date of the offer will be the Grant Date (as defined in the Agreement), and this offer conforms to General Ruling no. 336 of the Chilean Commission for the Financial Market;

b)
The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Commission for the Financial Market, and therefore such securities are not subject to its oversight;

c)	The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Commission for the Financial Market; and

d)	The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)
La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “Grant Date”, según este término se define en el documento denominado “Agreement”) y esta oferta se acoge a la norma de Carácter General n° 336 de la Comisión para el Mercado Financiero Chilena;

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Performance Share Award (2019)

b)
La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Comisión para el Mercado Financiero Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en chile información pública respecto de esos valores; y

d)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.
CHINA
Foreign Exchange Control Laws. The following provisions shall govern the Employee’s participation in the Program if the Employee is a national of the People’s Republic of China (“China”) resident in mainland China, or if determined to be necessary or appropriate by the Company in its sole discretion:
The Employee agrees to hold the Shares received upon settlement of the Units with the Company’s designated broker. Upon a Termination, the Employee shall be required to sell all Shares issued pursuant to the Units within 180 days (or such shorter period as may be required by the State Administration of Foreign Exchange or the Company) of the Termination date and repatriate the sales proceeds to China in the manner designated by the Company. For purposes of the foregoing, the Company shall establish procedures for effectuating the forced sale of the Shares (including procedures whereby the Company may issue sale instructions on behalf of the Employee), and the Employee hereby agrees to comply with such procedures and take any and all actions as the Company determines, in its sole discretion, are necessary or advisable for purposes of complying with local laws, rules and regulations in China.

The Employee understands and agrees that the repatriation of dividends and sales proceeds may need to be effected through a special exchange control account established by the Company or its Subsidiaries, and the Employee hereby consents and agrees that dividends issued on Shares and sales proceeds from the sale of Shares acquired under the Program may be transferred to such account by the Company on the Employee’s behalf prior to being delivered to the Employee. Dividends and/or sales proceeds may be paid to the Employee in U.S. dollars or local currency at the Company’s discretion. If dividends and/or sales proceeds are paid to the Employee in U.S. dollars, the Employee understands that the Employee will be required to set up a U.S. dollar bank account in China so that the dividends or proceeds may be deposited into this account. If dividends and/or sales proceeds are paid to the Employee in local currency, the Employee acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the dividends and/or proceeds to local currency due to exchange control restrictions. The Employee agrees to bear any currency fluctuation risk between the time dividends are issued or Shares are sold and the net proceeds are converted into local currency and distributed to the Employee. The Employee further agrees to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future in order to facilitate compliance with exchange control requirements in China. The Employee acknowledges and agrees that the processes and requirements set forth herein shall continue to apply following the Employee’s Termination.

Neither the Company nor any of its Subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses the Employee may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Program, the Agreement and the Units in accordance with Chinese law including, without limitation, any applicable State Administration of Foreign Exchange rules, regulations and requirements.

DENMARK
The Act on Stock Options. Notwithstanding any provisions in the Agreement to the contrary, the treatment of the Units upon the Employee’s Termination shall be governed by the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”) as in effect at the time of the Employee’s Termination (as determined by the Company, in its discretion, in consultation with legal counsel). The Employee acknowledges having received an “Employer Information Statement” in Danish, which is provided to comply with the Stock Option Act.

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Performance Share Award (2019)

FINLAND
Withholding of Tax-Related Items. Notwithstanding Section 8 of the Agreement, if the Employee is a local national of Finland, any Tax-Related Items shall be withheld only in cash from the Employee’s regular salary/wages or other amounts payable to the Employee in cash, or such other withholding methods as may be permitted under the Program and allowed under local law.

FRANCE
1.    Nature of the Award. The Units are not granted under the French specific regime provided by Articles L225-197-1 and seq. of the French commercial code.

2.    English Language. The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

HONG KONG
1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Program, the Award shall be settled only in Shares (and may not be settled in cash).

2.    Lapse of Restrictions. If, for any reason, Shares are issued to the Employee within six months of the Grant Date, the Employee agrees that he or she will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Grant Date.

3.    IMPORTANT NOTICE. WARNING: The contents of the Agreement, the Addendum, the Program, and all other materials pertaining to the Units and/or the Program have not been reviewed by any regulatory authority in Hong Kong. The Employee is hereby advised to exercise caution in relation to the offer thereunder. If the Employee has any doubts about any of the contents of the aforesaid materials, the Employee should obtain independent professional advice.

4.    Wages. The Units and Shares subject to the Units do not form part of the Employee’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

ISRAEL
Trustee Arrangement. The Employee agrees to hold the Shares received upon settlement of the Units with the Company’s designated broker. The Employee understands and agrees that upon the Employee’s sale of Shares, unless otherwise determined by the Company, (a) the repatriation of sales proceeds shall be effected through a trustee in Israel engaged by the Company (the “Trustee”), (b) the Trustee will withhold the requisite tax and other mandatory withholding (e.g., National Insurance payments) from the sales proceeds and (c) the Trustee will transfer the remaining sale proceeds (net of the requisite tax and other mandatory withholding) to the Employee. The Employee acknowledges and agrees that the process and requirements set forth herein shall continue to apply following the Employee’s Termination.
MEXICO
1.    Commercial Relationship. The Employee expressly acknowledges that the Employee’s participation in the Program and the Company’s grant of the Award does not constitute an employment relationship between the Employee and the Company. The Employee has been granted the Award as a consequence of the commercial relationship between the Company and the Subsidiary in Mexico that employs the Employee, and the Company’s Subsidiary in Mexico is the Employee’s sole employer. Based on the foregoing: (a) the Employee expressly acknowledges that the Program and the benefits derived from participation in the Program do not establish any rights between the Employee and the Subsidiary in Mexico that employs the Employee; (b) the Program and the benefits

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Performance Share Award (2019)

derived from participation in the Program are not part of the employment conditions and/or benefits provided by the Subsidiary in Mexico that employs the Employee; and (c) any modifications or amendments of the Program or benefits granted thereunder by the Company, or a termination of the Program by the Company, shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with the Subsidiary in Mexico that employs the Employee.

2.    Extraordinary Item of Compensation. The Employee expressly recognizes and acknowledges that the Employee’s participation in the Program is a result of the discretionary and unilateral decision of the Company, as well as the Employee’s free and voluntary decision to participate in the Program in accordance with the terms and conditions of the Program, the Agreement and this Addendum. As such, the Employee acknowledges and agrees that the Company, in its sole discretion, may amend and/or discontinue the Employee’s participation in the Program at any time and without any liability. The value of the Units is an extraordinary item of compensation outside the scope of the Employee’s employment contract, if any. The Units are not part of the Employee’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs the Employee.

MOROCCO
Settlement in Cash.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, pursuant to Section 12 of the Agreement, the Units will be settled in the form of a cash payment, except as otherwise determined by the Company.

NETHERLANDS
Waiver of Termination Rights. The Employee waives any and all rights to compensation or damages as a result of a Termination, insofar as those rights result or may result from: (a) the loss or diminution in value of such rights or entitlements under the Program; or (b) the Employee ceasing to have rights, or ceasing to be entitled to any Awards under the Program as a result of such Termination.
NEW ZEALAND
Securities Law Notice. The following securities notification applies for an offer of Units on or after December 1, 2016:
Warning
This is an offer of Units which, upon vesting and settlement in accordance with the terms of the Program and the Agreement, will be converted into Shares. Shares give you a stake in the ownership of AbbVie Inc. You may receive a return if dividends are paid.
If AbbVie Inc. runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares have been paid. You may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.
Ask questions, read all documents carefully, and seek independent financial advice before committing.
Prior to the vesting and settlement of the Units, you will not have any rights of ownership (e.g., voting rights) with respect to the underlying Shares.
No interest in any Units may be transferred (legally or beneficially), assigned, mortgaged, charged or encumbered.

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Performance Share Award (2019)

The Shares are quoted on the New York Stock Exchange. This means that if you acquire Shares under the Program, you may be able to sell them on the New York Stock Exchange if there are interested buyers. You may get less than you invested. The price will depend on the demand for the Shares.
You also are hereby notified that the documents listed below are available for review on sites at the web addresses listed below:

1.	AbbVie Inc.’s most recent Annual Report (Form 10-K): https://investors.abbvie.com/sec-filings.

2.	AbbVie Inc.’s most recent published financial statements (Form 10-Q or 10-K) and the auditor’s report on those financial statements: https://investors.abbvie.com/sec-filings.

3.	The AbbVie 2013 Incentive Stock Program: This document can be accessed in the library section of the E*TRADE website at https://us.etrade.com/stock-plans.

4.	AbbVie 2013 Incentive Stock Program Prospectus: This document can be accessed in the library section of the E*TRADE website at https://us.etrade.com/stock-plans.
Copies of the documents listed above will be sent to you free of charge on written request to: Director, Equity Programs, AbbVie Inc., Dept. V58G, Bldg. AP34-2, 1 North Waukegan Road, North Chicago, IL 60064, USA.
ROMANIA
1.    Termination. A Termination shall include the situation where the Employee’s employment contract is terminated by operation of law on the date the Employee reaches the standard retirement age and has completed the minimum contribution record for receipt of state retirement pension or the relevant authorities award the Employee an early-retirement pension of any type.
2.    English Language. The Employee hereby expressly agrees that this Agreement, the Program as well as all documents, notices and proceedings entered into, relating directly or indirectly hereto, be drawn up or communicated only in the English language. Angajatul consimte în mod expres prin prezentul ca acest Contract, Programul precum şi orice alte documente, notificări, înştiinţări legate direct sau indirect de acest Contract să fie redactate sau efectuate doar în limba engleză.
RUSSIA
1.    Sale or Transfer of Shares. Notwithstanding anything to the contrary in the Program or the Agreement, the Employee shall not be permitted to sell or otherwise dispose of the Shares acquired pursuant to the Award in Russia. The Employee may sell the Shares only through a broker established and operating outside Russia.
2.    Repatriation Requirements. The Employee agrees to promptly repatriate proceeds resulting from the sale of Shares acquired under the Program to a foreign currency account at an authorized bank in Russia if legally required at the time Shares are sold and to comply with all applicable local foreign exchange rules and regulations. Neither the Company nor any of its Subsidiaries shall be liable for any fines or penalties resulting from the Employee’s failure to comply with applicable laws.
SINGAPORE
Qualifying Person Exemption. The grant of the Award under the Program is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Program has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. The Employee should note that, as a result, the Award is subject to section 257 of the SFA and the Employee will not be able to make: (a) any subsequent sale of the Shares underlying the Award in Singapore; or (b) any offer of such subsequent sale of the

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Performance Share Award (2019)

Shares subject to the Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.
SOUTH AFRICA
1.    Exchange Control Obligations. The Employee is solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, the Employee should consult the Employee’s legal advisor prior to the acquisition or sale of Shares under the Program to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries shall be liable for any fines or penalties resulting from the Employee’s failure to comply with applicable laws, rules or regulations.
2.    Securities Law Notice. In compliance with South African securities laws, the Employee acknowledges that the documents listed below are available for review at the web addresses listed below:

a.	AbbVie Inc.’s most recent Annual Report (Form 10-K): https://investors.abbvie.com/sec-filings.

b.	AbbVie 2013 Incentive Stock Program Prospectus: This document can be accessed in the library section of the E*TRADE website at https://us.etrade.com/stock-plans.
The Employee understands that a copy of the above documents will be sent to the Employee free of charge on written request to: Director, Equity Programs, AbbVie Inc., Dept. V58G, Bldg. AP34-2, 1 North Waukegan Road, North Chicago, IL 60064, USA.
The Employee is advised to carefully read the materials provided before making a decision whether to participate in the Program and to contact the Employee’s tax advisor for specific information concerning the Employee’s personal tax situation with regard to Program participation.
SPAIN
1.    Acknowledgement of Discretionary Nature of the Program; No Vested Rights

By accepting the Award, the Employee consents to participation in the Program and acknowledges receipt of a copy of the Program.

The Employee understands that the Company has unilaterally, gratuitously and in its sole discretion granted Units under the Program to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, the Employee understands that the Units are granted on the assumption and condition that the Units and the Shares acquired upon settlement of the Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Employee understands that this grant would not be made to the Employee but for the assumptions and conditions referenced above; thus, the Employee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the Award shall be null and void.

The Employee understands and agrees that, as a condition of the Award, unless otherwise provided in Section 4 of the Agreement, any unvested Units as of the date the Employee ceases active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of Termination. The Employee acknowledges that the Employee has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a Termination on the Units.

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Performance Share Award (2019)

2.    Termination for Cause. Notwithstanding anything to the contrary in the Program or the Agreement, “Cause” shall be as defined as set forth in the Agreement, regardless of whether the Termination is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

TUNISIA
Settlement in Cash.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, pursuant to Section 12 of the Agreement, the Units will be settled in the form of a cash payment, except as otherwise determined by the Company.

UKRAINE
Settlement in Cash.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, pursuant to Section 12 of the Agreement, the Units will be settled in the form of a cash payment, except as otherwise determined by the Company.

UNITED KINGDOM
1.    Withholding Taxes. Without limitation to Section 8 of the Agreement, the Employee hereby agrees that the Employee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Subsidiary that employs the Employee or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Employee also hereby agrees to indemnify and keep indemnified the Company and (if different) the Subsidiary that employs the Employee against any Tax-Related Items that they are required to pay or withhold on the Employee’s behalf or have paid or will pay on the Employee’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Employee is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Employee is a director or executive officer and income tax due is not collected from or paid by the Employee by within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Employee on which additional income tax and national insurance contributions may be payable. The Employee acknowledges that the Employee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Subsidiary that employs the Employee (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the Subsidiary that employs the Employee may recover from the Employee at any time thereafter by any of the means referred to in Section 8 of the Agreement.
2.    Exclusion of Claim. The Employee acknowledges and agrees that the Employee will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Employee’s ceasing to have rights under or to be entitled to the Units, whether or not as a result of Termination (whether the Termination is in breach of contract or otherwise), or from the loss or diminution in value of the Units. Upon the grant of the Award, the Employee shall be deemed to have waived irrevocably any such entitlement.
VIETNAM
Settlement in Cash.  Notwithstanding Section 4 of the Agreement or any other provision in the Agreement to the contrary, pursuant to Section 12 of the Agreement, the Units will be settled in the form of a cash payment, except as otherwise determined by the Company.

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Performance Share Award (2019)